Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Advantest Corporation Incentive Stock Option Plan 2009 and the Advantest corporation Incentive Stock Option Plan 2010 of our reports dated June 25, 2010, with respect to the consolidated financial statements of Advantest Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Advantest Corporation and subsidiaries included in its Annual Report (Form 20-F) for the year ended March 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan
September 27, 2010